Exhibit 99.1

Hercules Prices an Additional $65.4 Million of 6.25% Notes Due 2024

PALO ALTO, Calif., April 21, 2016 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”) announced the pricing of an underwritten public offering of an additional $65.4 million in aggregate principal amount of its 6.25% unsecured notes due 2024 (the “Notes”). The Notes constitute a further issuance of, rank equally in right of payment with, and form a single series with the $103.0 million in aggregate principal amount of the 6.25% unsecured notes due 2024 that the Company initially issued on July 14, 2014 (the “Existing Notes”).

The Existing Notes currently trade on the New York Stock Exchange under the symbol “HTGX” and it is anticipated that the additional $65.4 million in aggregate principal amount of the Notes will trade under the same symbol. The Existing Notes and Notes will mature on July 30, 2024, and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after July 30, 2017. The Notes will bear interest at a rate of 6.25% per year payable quarterly on January 30, April 30, July 30 and October 30, of each year, beginning July 30, 2016. The Company has also granted the underwriters a 30-day option to purchase up to an additional $9.8 million in aggregate principal amount of the Notes to cover overallotments, if any.

The Company intends to invest the net proceeds of this public offering to fund investments in debt and equity securities in accordance with its investment objective and for other general corporate purposes.

Keefe, Bruyette & Woods, A Stifel Company, Jefferies, and RBC Capital Markets, LLC are acting as joint book-running managers of this offering. Sandler O’Neill & Partners, L.P. is acting as a lead manager of this offering. BB&T Capital Markets and Janney Montgomery Scott are acting as co-managers of this offering.

The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus, copies of which may be obtained from (1) Keefe, Bruyette & Woods, A Stifel Company, Attention: Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019; or by calling Keefe, Bruyette & Woods, A Stifel Company, toll-free at (800) 966-1559; or by e-mailing Keefe, Bruyette & Woods, A Stifel Company at uscapitalmarkets@kbw.com, (2) Jefferies, Attention: Debt Capital Markets, 520 Madison Avenue, New York, NY 10022; or by calling Jefferies at 1-877-877-0696 or by email at DCMProspectuses@jefferies.com, or (3) RBC Capital Markets, LLC, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, by calling (866) 375-6829 or by email at RBCNYFixedIncomeProspectus@rbccm.com.

Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Company before investing. The preliminary prospectus supplement and accompanying prospectus contain this and other information about the Company and should be read carefully before investing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broadly diversified variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed $5.9 billion to 349 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

2